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                                                                     EXHIBIT 2.6

                                   AGREEMENT

     This Agreement made this 16th day of May, 1996, but effective as of February 29, 1996, by and between CITADEL COMPUTER SYSTEMS, INC. (hereinafter referred to as "Citadel"), CIRCUIT MASTER SOFTWARE, INC. (herein after referred to as "CMSI"), PATRICK WILLIAM MULVANY (hereinafter referred to as "Mulvany"), and KIM MARIE NEWMAN (hereinafter referred to as "Newman").

     This Agreement supplements, and supersedes to the extent of any conflict, that certain letter agreement dated December 12, 1995, from George Sharp, President of Citadel to Mulvany, as President of CMSI (the "Letter Agreement"), a copy of which is attached hereto as Exhibit "A", that certain unsigned Employment Agreement dated December 12, 1995 by and between Citadel and Kim Marie Newman (the "Newman Agreement"), a copy of which is attached hereto as Exhibit "C", and that certain Technology Transfer Agreement effective February 29, 1996 by and between LoneStar Hospitality Corporation (to be renamed Citadel Computer Systems, Inc.) and CMSI (the "Reorg Agreement"), together with all Exhibits thereto, a copy of which, together with such Exhibits is attached hereto as Exhibit "D".

     1. The parties acknowledge that the transactions contemplated in the Reorg Agreement are intended to qualify and shall be consummated and reported for federal income tax purposes as a "C" Reorganization, i.e., a tax free transaction (as to all parties, including CMSI and its shareholders) described in Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended from time to time. The parties further agree that they shall not at any time take or adopt a position with respect to any aspect of the transactions described in the agreements attached hereto as Exhibits "A" through "D", for federal income tax or other purposes, that would be inconsistent with tax free treatment of such transactions to all parties, including CMSI and its shareholders (except as to any compensation payable for services provided under the Mulvany and Newman Agreements described above, which all parties acknowledge shall be deductible by the Employer therein and includible as income by the respective Employees therein, and except as to any portion of the consideration for the exchange of assets by CMSI under the Reorg Agreement which shall be classified as "additional consideration" under Internal Revenue Code 356 and which the parties acknowledge shall be taxable to CMSI or its shareholders).

     2. The parties acknowledge and agree that the consideration to be received by CMSI from Citadel for the exchange transaction described in the Reorg Agreement is and shall be as follows:

         a) that the number of shares of the common stock of Citadel derived by dividing $2,000,000.00 by the average closing price of such stock as quoted on the NASDAQ for the 30 trading days immediately following February 29, 1996, adjusting for any stock split (forward or reverse) that becomes effective during such 30-day period.

         b)  the sum of $171,202.00 in cash; and

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         c)  the assumption of those liabilities described in Schedule 3.4 attached to the Reorg Agreement remaining unpaid after the application of CMSI's cash and bank balances and the proceeds of all of CMSI's accounts receivable in existence as of the closing date under the Reorg Agreement.

     3. The parties acknowledge and agree that on December 20., 1995, Citadel deposited with Mulvany the sum of $50,000.00 as a good faith deposit to be credited toward the cash component of the purchase price described in the Reorg Agreement, and that such sum shall be credited at the closing under the Reorg agreement against the cash portion of the consideration described in paragraph 2.B) above, and that at such closing, certificates evidencing the stock described in paragraph 2.A) above shall be delivered to CMSI, $50,000.00 of the cash portion of the consideration described in paragraph 2.B) above shall be paid to Mulvany, and all net liabilities of CMSI described in paragraph 3.C) above shall have been paid or provided for to the satisfaction of Mulvany. The balance of the cash portion of the consideration described in paragraph 2.B) above shall be evidenced by a promissory note of Citadel bearing interest at the rate of eight percent (8%) per annum and providing for equal monthly payments to Mulvany per month commencing on the first day of each calendar month following the closing under the Reorg Agreement and continuing until said note shall be paid in full on March 1, 1997. Said note shall be evidenced by a unsecured promissory note in the standard form thereof promulgated by the State Bar of Texas.

     4. The parties acknowledge and agree that the stock to be received by CMSI and distributed to its shareholders shall be restricted stock as described in Rule 144 promulgated under the Securities Exchange Act of 1934 (the "Act".). As a material inducement to CMSI and its shareholders to enter into and consummate the Reorg Agreement and accept such restricted stock, Citadel, has represented and warranted to CMSI and its shareholders, and do hereby represent and warrant that all stock and securities of Citadel owned, held, or controlled by all directors, officers, and beneficial owners of stock or securities of Citadel, as defined in Regulations 16a-1 and 16a-2 of the Act, except that stock or securities that are purchased in the open market or pursuant to an ESOP plan, are and shall be restricted stock and securities, of equal rights, privileges, and restrictions as the stock and securities to be issued to CMSI, and that none of such persons has received freely tradable stock, any piggyback rights, or rights to compel registration of their restricted stock, and that in the event any of such persons are granted piggyback rights with respect to such stock or rights to participate in any sale of such stock pursuant to any offering, secondary offering, or otherwise, that Citadel shall extend the same rights, privileges, and opportunities of piggyback, participation in offerings, or sales, to the owners and holders of the Citadel stock received by CMSI pursuant to the Reorg Agreement.

     5. For acting as a consultant during the transition, period, Citadel hereby agrees to assign to Mulvany 7,500 warrants convertible to 7,500 shares at $10.00 per warrant, five (5) year term, and Citadel agrees to use its best efforts to include these warrants in some registration within one (1) year from today's date.

     6. The compensation to be paid to Mulvany and credited to the sales price by Citadel pursuant to the Mulvany Agreement shall be $12,514.00, of which, $12,514.00 has been paid as salary through March 15, 1996. In addition, Mulvany shall receive $1,397.40 cash on closing as

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compensation for group health insurance which Newman shall be responsible for securing.

     7. The compensation to be paid to Newman by Citadel pursuant to the Newman Agreement shall be $12,514.00, of which $12,514.00 has been paid as salary through March 15, 1996. For acting as a consultant during the transition period, Citadel hereby agrees to pay Newman $26,986.00 in equal monthly installments on the first of every month beginning June 1, 1996, the last payment being due on March 1, 1997. In addition, Newman shall receive $1,397.40 cash on closing as compensation for group health insurance which Newman shall be responsible for securing.

     8. In the event it becomes necessary for any party to employ an attorney to enforce any provision of any written agreement between the parties, then the losing party shall be obligated to pay the prevailing party, all fees and costs incurred.

     9. 50% of all Citadel stock delivered to CMSI is agreed by CMSI and Mulvany to be assigned to Carl Banzhoff pursuant to Exhibit "E" attached hereto.

     10. The parties acknowledge and agree that the provisions of the Letter Agreement, unless expressly modified, are and shall remain material, integral terms of the transactions by operation of Section 6.5 of the Reorg Agreement.

     Executed in multiple original counterparts this 16th day of May, 1996.


                                     CITADEL COMPUTER SYSTEMS, INC.


                                     By:     George Sharp
                                         -------------------------------
                                              GEORGE SHARP, President

ATTEST:

        Manfred Sternberg, Jr.
    -------------------------------------
    -------------------------------------
    (Printed/Typed Name & Title)

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     Executed in multiple original counterparts this 16 day of May, 1996.

                                     CIRCUIT MASTERS SOFTWARE, INC.


                                     By:     Patrick  Mulvany
                                        --------------------------------
                                        PATRICK WILLIAM MULVANY, President
ATTEST:

        Kim Newman
    -------------------------------------

        Kim Newman
    -------------------------------------
    (Printed/Typed Name & Title)


     Executed in multiple original counterparts this 16 day of May, 1996.

                                     By:     Patrick W. Mulvany
                                        --------------------------------
                                        PATRICK WILLIAM MULVANY, Individually


     Executed in multiple original counterparts this 16 day of May, 1996.

                                     By:     Kim Marie Newman
                                        --------------------------------
                                        KIM MARIE NEWMAN, Individually

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